EXHIBIT 2.6

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this "Second Supplemental Indenture"), dated as of January 30, 2013 , among OCEAN RIG LIBERIA OPERATIONS INC. and OCEAN RIG WEST AFRICA OPERATIONS INC. (each, a "Guaranteeing Subsidiary" and collectively, the "Guaranteeing Subsidiaries"), each a subsidiary of Drill Rigs Holdings Inc. (or its permitted successor), a Marshall Islands corporation (the "Company"), the other Guarantors (as defined in the Indenture referred to herein), U.S. Bank National Association, as Trustee under the Indenture referred to below (the "Trustee"), and Deutsche Bank Trust Company Americas, as Noteholder Collateral Agent, Registrar and Paying Agent (as defined in the Indenture referred to herein).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of September 20, 2012, as amended by a supplemental indenture, dated as of January 23, 2013 (the "Indenture"), providing for the issuance of 6.50% Senior Secured Notes due 2017 (the "Notes");

WHEREAS, the Indenture provides that under certain circumstances each Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which each Guaranteeing Subsidiary shall unconditionally guarantee all of the Company's Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the "Note Guarantees"); and

WHEREAS, pursuant to Section 9.01 ("Without Consent of Holders") of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.  Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.  Agreement To Guarantee.  Each Guaranteeing Subsidiary hereby agrees to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture, including but not limited to Article 11 thereof, and subject to the limitations therein.

3.  No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the Federal securities laws.

4.  New York Law To Govern.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE.

5.  Counterparts.  The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.  Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

7.  The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

Dated:  January 30, 2013

OCEAN RIG LIBERIA OPERATIONS INC.
By

/s/ Ziad Nakhleh
Name: Ziad Nakhleh Title: Attorney-in-fact

OCEAN RIG WEST AFRICA OPERATIONS INC.
by

/s/ Ziad Nakhleh
Name: Ziad Nakhleh Title: Attorney-in-fact

DRILL RIG HOLDINGS INC., as the Company
by

/s/ Ziad Nakhleh
Name: Ziad Nakhleh Title: Attorney-in-fact

OCEAN RIG UDW INC., as Parent and as a Guarantor
by

/s/ Ziad Nakhleh
Name: Ziad Nakhleh Title: Attorney-in-fact

U.S. BANK NATIONAL ASSOCIATION, as Trustee

by

/s/ John J. Doherty
Name: John J. Doherty Title: Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Noteholder Collateral Agent, Registrar and Paying Agent by: Deutsche Bank National Trust Company

by

/s/ Jeffrey Schoenfeld
Name: Jeffrey Schoenfeld Title: Associate

by

/s/ Kelvin Vargas
Name: Kelvin Vargas Title: Associate